SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 7, 2003
Date of Report (Date of earliest event reported)

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	0 - 5460 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road, Salem, New Hampshire
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(603) 893-8778

Not applicable
(Former name or former address, if changed since last report)

Exhibit Index on Page 2

Item 5. Other Events and Regulation FD Disclosure.

     Press Release, issued March 7, 2003.

Item 7. Financial Statements and Exhibits.

(C) Exhibits

     On March 7, 2003, StockerYale issued the press release attached hereto as Exhibit 99.1 concerning audited results for its fourth quarter and fiscal year ended December 31, 2002. The press release is incorporated herein by this reference.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date:	March 7, 2003	By:	/s/ Francis J. O'Brien Francis J. O'Brien Chief Financial Officer and Secretary

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EXHIBIT 99.1

Investor Contacts:	Fredrick R. Pilon StockerYale, Inc. (603) 870-8229 email: fpilon@stockeryale.com

Press Contacts:	James Gargas StockerYale, Inc. (603) 870-8217 email: jgargas@stockeryale.com

StockerYale Announces Fourth Quarter and End-of-Year Financial Results for Fiscal 2002

Company Reports Lower Operating Loss, Significant Reduction in Expenses, and Completion of $5 Million Financing

SALEM, N.H., Mar 7, 2003 (BUSINESS WIRE) -- StockerYale, Inc., (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for its fourth quarter and fiscal year ended December 31, 2002.

Net revenue for the quarter ended December 31, 2002 was $3.1 million and the operating loss, excluding charges for asset impairment, was $2.9 million, half of the loss reported in the fourth quarter 2001. During the fourth quarter negative cash flow decreased to $1.7 million from $5.1 million in 2001 as cost reductions implemented in the second half of 2002 reduced operating losses.

"While 2002 was a challenging year, we took the necessary steps to reposition the Company for success in 2003," said Mark W. Blodgett, StockerYale's chief executive officer. "We are employing a more diversified optics strategy, targeting our lasers into the defense, transportation, lumber and automotive industries, LEDs for inspection and security systems and specialty optical fiber for amplifier, sensor and gyroscope markets. Last year we cut our costs 40% by sharpening our focus; this lower cost structure will be fully reflected in the 2003 first quarter results."

Blodgett outlined a number of these accomplishments, including:

   Acquired CIENA's specialty fiber operation, which enabled the company to quickly and efficiently realign its fiber development and manufacturing   operations.
   Ceased funding two joint ventures and a major R&D project which weren't expected to generate meaningful revenue near-term.
   Restructured operations, including reducing headcount from 277 to 176, and expensed related costs through normal operations.
   Reduced capital commitments and improved liquidity through a $5 million real estate financing.
   Introduced illumination inspection products and specialty optical fibers, which will drive sales growth in 2003.

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FOURTH QUARTER OPERATING RESULTS

Net revenues for the quarter ended December 31, 2002 were $3.1 million versus $3.4 million in the fourth quarter of 2001. While illumination revenues increased 25% or $0.6 million compared to last year, they were offset by a decline in phase mask sales and the transfer of our discontinued recorder business to an independent distributor during the quarter. Illumination and optical revenues were level with the third quarter of 2002.

The fourth quarter 2002 operating loss, excluding an asset impairment charge of $1.6 million, was $2.9 million - 50% less than the $6.0 million reported in 2001. An improved gross margin and significantly lower operating expenses were responsible for the improved performance. Research and development expenses were $1.0 million versus $2.5 million, a 60% reduction, general administrative costs were $1.2 million versus $1.7 million, a 30% decrease, and selling costs were $0.8 million versus $1.5 million, a 40% drop.

While treating severance costs as a normal expense, not an extraordinary charge, employee related costs nonetheless declined approximately $1.3 million from $3.4 million in 2001 to $2.1 million in 2002. The asset impairment charge of $1.6 million primarily relates to a reduction in the carrying value of internal and joint venture research and development projects.

In December the Company closed a new three-year $5 million credit facility secured by our Salem building. We are currently arranging a new credit facility with a major Canadian bank, which will pay off the balance of our Canadian subsidiary facility and enhance our overall working capital position. Capital expenditures in the fourth quarter of 2002 remained low at $0.1 million versus $5.6 million in 2001. Negative cash flow decreased from $5.1 million in the fourth quarter 2001 to $1.7 million last quarter.

ANNUAL RESULTS

Net revenues of $13 million for fiscal 2002 declined $2.5 million or 17% below 2001 due principally to a $2.6 million reduction in optical phase mask shipments to the telecommunications market. Illumination and optical fiber revenues in 2002 registered modest gains compared to 2001.

The 2002 operating loss, excluding asset impairment, declined $0.5 million or 3% compared to 2001 as a $2.9 million reduction in operating expenses offset a $2.4 million decline in gross margin. Capital expenditures were $1.6 million in 2002 versus $18.9 million the prior year as the company completed its infrastructure build-out in early 2002.

Frank O'Brien, StockerYale's executive vice president and chief financial officer stated, "We have reduced our cost structure for 2003 by $10 million or 40% compared to our annualized run rate in the first quarter of 2002. These savings, coupled with a revenue plan based upon continued growth in the illumination business and a reasonable expectation of optical fiber sales, are expected to result in cash flow breakeven during the second half of 2003."

O'Brien continued, "The management team, having made difficult decisions over the last eight months in the areas of staff, operating expenses, research and development priorities and joint ventures, is now focused on both revenue opportunities and expense control with the primary objective to achieve profitability in 2003."

Blodgett concluded, "We made significant progress in 2002 realigning our business in a challenging economic and business environment. Recognizing the continued weakness in the telecom sector, we adjusted our business plan, increasing laser and LED research efforts and focusing our fiber business on sensing and gyroscope opportunities. Given our lower cost structure, diversified product offering and broad customer base, we are well positioned both strategically and operationally for 2003."

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CONFERENCE CALL INFORMATION

The company will host a live conference call on Friday, March 7, 2003 at 11:00 a.m. EST to review its operating results for the fourth quarter and fiscal year 2002.

Callers from North America can access this teleconference by dialing 888-482-0024.

Callers from areas outside of North America can participate by dialing 617-801-6888.

The teleconference will be simultaneously web cast and can be accessed through the Company's website at: http://www.stockeryale.com/investor/inv_highlights/earnings.htm

The web cast will be archived for 30 days following the call and can be accessed by visiting the above mentioned web address.

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of phase masks, specialty optical fiber, and advanced optical sub-components as well as structured light lasers, specialized fiber optic, fluorescent, and LED technologies for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

StockerYale serves a widely varied, international customer base from its corporate offices in Salem and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe, and the Pacific Rim.

For more information about StockerYale and their innovative products, contact

StockerYale, Inc., 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011; Fax 603-893-5604; Email info@stockeryale.com. Notice to Investors:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, the Company's future operating results and sales trends. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors which are in some cases, beyond the control of StockerYale, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. StockerYale undertakes no duty to update any of these forward-looking statements.

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StockerYale, Inc. Consolidated Statement of Operations
($ In thousands except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net Sales	$3,105	$3,398	$12,992	$15,581
Cost of Sales	2,911	3,580	11,159	11,303
Gross Profit	194	(182)	1,833	4,278
Research & Development Expenses	962	2,480	6,203	5,465
Selling, General & Administrative Expenses	2,047	3,172	8,964	12,291
Asset Impairment	1,570	-	1,570	-
Amortization of Goodwill and Intangible Assets	77	168	329	678
Operating Income/(Loss)	(4,462)	(6,002)	(15,233)	(14,156)
Interest & Other Income/(Expense)	(122)	(6)	142	441
Interest Expense	152	244	417	757
Pretax Income/(Loss)	(4,736)	(6,252)	(15,508)	(14,472)
Tax Provision (Benefit)	0	(704)	0	(801)
Net Loss from Continued Operations	($4,736)	($5,548)	($15,508)	($13,671)
Net Loss from Discontinued Operations	-	-	-	($191)
Net Loss	($4,736)	($5,548)	($15,508)	($13,862)
Loss Per Share from Continued Operations	($0.37)	($0.49)	($1.22)	($1.28)
Loss Per Share from Discontinued Operations	-	-	-	($0.02)
Loss Per Share	($0.37)	($0.49)	($1.22)	($1.30)
Weighted Average Shares Outstanding	12,771,524	11,391,825	12,684,896	10,683,313

Assets

December 31, 2002

December 31, 2001

Total Cash	$5,070	$3,576
Accounts Receivable, Net	2,200	2,091
Inventory	4,478	5,224
Total Current Assets	12,495	11,969
Property, Plant & Equipment, Net	23,650	25,813
	$41,320	$43,360

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities	$16,198	$9,281
Total Liabilities	16,358	13,335
Stockholders Investment	24,962	30,025
	$41,320	$43,360

6 / STKR /	END	FORM 8-K